EXHIBIT 99.1

Press Release

investors@aquaventure.com

Investors Hotline: 855-278-WAAS (9227)

FOR IMMEDIATE RELEASE

March 1, 2018

AquaVenture Holdings Limited Announces Fourth Quarter and

Full Year 2017 Earnings Results

(Tampa, Fla.) – AquaVenture Holdings Limited (NYSE: WAAS) (“AquaVenture” or the “Company”), a leader in Water-as-a-ServiceTM  (“WAASTM”) solutions, today reported financial results for the quarter and full year ended December 31, 2017.

2017 Financial Highlights

For the three months ended December 31, 2017:

•	Total revenues of $32.4 million reflected an 8.4% increase over the prior year period, comprised of 15.4% and 1.4% increases in the Quench and Seven Seas Water segments, respectively.
•

Net loss of $6.6 million, compared to a net loss of $7.5 million in the prior year period. Net loss per share was ($0.25) in the 2017 period. Net loss per share was ($0.28) for the period from October 6, 2016 through December 31, 2016, the period following our corporate reorganization and initial public offering.

•	Adjusted EBITDA was $10.5 million, an 18.0% increase over the prior year period. Adjusted EBITDA Margin was 32.5%, an improvement of 270 basis points over 29.8% in the prior year period.
•	Adjusted EBITDA plus cash collected on the Peru construction contract increased 22.2% to $12.5 million from $10.3 million in the prior year period.

For the full year ended December 31, 2017:

•	Total revenues of $121.2 million reflected a 6.2% increase over the prior year, comprised of 7.8% and 4.5% increases in the Quench and Seven Seas Water segments, respectively.
•

Net loss of $25.8 million, compared to a net loss of $20.5 million in the prior year. Net loss per share for 2017 was ($0.98). There were no ordinary shares outstanding prior to October 6, 2016 and, therefore, no loss per share information has been presented for any period prior to that date.

•	Adjusted EBITDA was $38.1 million, a 6.0% increase over the prior year. Adjusted EBITDA Margin of 31.5% was flat compared to the prior year.
•	Adjusted EBITDA plus cash collected on the Peru construction contract increased 23.9% to $46.2 million from $37.3 million in the prior year period.

“We achieved strong growth in both our fourth quarter and full year 2017 financial results. We continue to benefit from our operational expertise and customer-centric focus delivering Adjusted EBITDA plus cash collected on the Peru construction contract growth of 22.2% in the fourth quarter and 23.9% for the full year,” said Doug Brown, AquaVenture’s Chairman and Chief Executive Officer. “I am pleased with the progress we have made in our first full year as a public company with positive developments in both Quench and Seven Seas Water. On the Quench side of the business, we completed three acquisitions in 2017, and we have executed agreements for three more acquisitions already during the first quarter of 2018, with two of these closed in January and the third anticipated to close later today. These acquisitions will bring Quench’s total installed rental unit base to over 100,000 units. Collectively, these strategic acquisitions strengthen our position in key geographic areas, and expand our service offerings to include sales of water coolers through a distribution network in addition to end users. At Seven Seas Water, we were able to achieve strong financial results despite having to manage through challenging weather headwinds in 2017, including the floods in Peru and the hurricanes in the Caribbean. In addition, we are excited about our recently announced agreement to purchase a majority interest in a desalination plant in Accra, Ghana. This will represent Seven Seas Water’s first venture into Africa and we look forward to working with the project stakeholders in managing through the various closing conditions to bring this to completion.  We believe 2018 is off to a great start and we are well-positioned to build upon our 2017 performance. I would like to thank our employees for their tireless work during trying times in the past year. I am extremely proud of the way the AquaVenture team mobilized to assist customers, co-workers, friends and our local communities in times of great need. We remain committed to executing our growth strategy and look forward to continuing our efforts to serve not only our customers but also our environment, providing clean drinking water in areas of need while reducing the plastic waste in our environment.”

Recent Developments

Seven Seas Water. On February 9, 2018, the Company entered into an agreement with Abengoa Water S.L.U. (“Abengoa”) to purchase a majority interest in a desalination plant in Accra, Ghana.  The plant has the capacity to deliver approximately 18.5 million gallons (60,000 m3) per day of potable water to Ghana Water Company Limited (“GWCL”) under a long-term, U.S. dollar denominated water purchase agreement.  Political risk insurance is provided to the project lenders and project equity sponsors by Multilateral Investment Guarantee Agency (MIGA), a division of the World Bank. The base purchase price for this interest is approximately $26 million, subject to adjustment in accordance with the purchase agreement.  Completion of the purchase, which is expected to occur by the end of the second quarter of 2018, is subject to the satisfaction of certain conditions precedent.

The transaction is structured as the purchase of the entire share capital of Abengoa’s subsidiary that holds a 56% economic interest in Befesa Desalination Developments Ghana Limited (“BDDG”), the Ghanaian company that owns the plant.  The purchase price is subject to adjustment based on the results of negotiations with GWCL regarding changes to the water purchase agreement and with BDDG’s lenders regarding the existing financing arrangements, among other things.  AquaVenture Holdings has also offered to purchase the remaining 44% economic interest in BDDG on the same principal terms and is in active negotiations with that shareholder.

The Company has also entered into an agreement to purchase a SWRO desalination plant in Long Island, The Bahamas for a purchase price of approximately $3.0 million, subject to adjustment in accordance with the purchase agreement.  The plant has the capacity to deliver approximately 200 thousand gallons per day of potable water to the Water and Sewage Corporation (“W&SC”) of The Bahamas under a long-term water purchase agreement. This deal is expected to close within the next two months, after satisfaction of customary closing conditions, including the approval of the Central Bank of The Bahamas.

In addition, the Council of Ministers in St. Maarten have authorized the Public Health Minister to proceed with an amendment to the water purchase agreement with Seven Seas Water.  The amendment will reduce the required minimum monthly water purchase by GEBE, the Dutch St. Maarten government-owned utility company, effective April 1, 2018, in exchange for a 3-year extension to the water contract. The reduction in minimum will remain in effect for three years, at which time the minimum purchase will then revert to current minimum requirements for the remainder of the contract.  The Government has the option to extend the lower minimum volumes for an additional two years, which, if exercised, would also extend the contract expiry from 2025 to 2027. This amendment is expected to be executed within the next two weeks.

Quench. On January 12, 2018, Quench acquired substantially all the point-of-use water filtration assets of Clarus Services and Watermark USA.  These asset acquisitions added approximately 1,500 units to Quench’s installed asset base primarily in the Richmond, Virginia and Philadelphia, Pennsylvania markets at an aggregate purchase price of $1.6 million.

On February 22, 2018, Quench entered into an agreement to acquire the point-of-use water assets of Wa-2 Water Company Ltd., which is based in Vancouver, British Columbia. This acquisition further expands Quench’s presence in the Canadian market and provides Quench with a leading position in Western Canada with more than 5,000 rental units installed. The purchase price for this transaction is approximately $5.2 million. This acquisition is expected to close on March 1, subject to customary closing conditions and approvals.

Consolidated Financial Performance

For the fourth quarter of 2017, total revenues increased 8.4% to $32.4 million from $29.8 million in the 2016 period.  Total gross margin decreased 50 basis points to 48.2% for the fourth quarter of 2017 from 48.7% in the prior year period.

Total selling, general and administrative expenses (“SG&A”) decreased to $18.7 million in the fourth quarter of 2017 from $24.9 million in the prior year period. The 2016 period included $6.1 million of one-time IPO triggered cash bonuses, including payroll taxes, in Quench that was not included in the 2017 period.

Net loss for the fourth quarter of 2017 was $6.6 million, compared to a net loss of $7.5 million in the prior year period.  Adjusted EBITDA was $10.5 million for the fourth quarter of 2017, an 18.0% increase over $8.9 million in the prior year period. Adjusted EBITDA Margin of 32.5% for the fourth quarter of 2017 increased 270 basis points from 29.8% in the prior year period. Adjusted EBITDA plus the cash collected on the Peru construction contract was $12.5 million in the fourth quarter of 2017 compared to $10.3 million in the prior year period, an increase of 22.2%.

Net cash provided by operating activities for the quarter ended December 31, 2017 was $4.0 million compared to $2.4 million for the comparable period of 2016. Capital expenditures and long-term contract expenditures were $4.0 million for the quarter ended December 31, 2017 compared to $3.5 million in the prior year period.

As of December 31, 2017, cash and cash equivalents was $118.1 million and total debt was $174.3 million.

For the year ended December 31, 2017, total revenues increased 6.2% to $121.2 million from $114.1 million in the prior year and gross margin declined 170 basis points to 47.3% from 49.0% in the prior year. Total SG&A increased to $69.6 million for the year ended December 31, 2017 from $68.2 million in the prior year. The $1.5 million increase in SG&A was primarily due to an $8.1 million increase in share-based compensation resulting from equity grants made in connection with our initial public offering (“IPO”) during the fourth quarter of 2016 (the “IPO Grant”), which was partially offset by a reduction in compensation of $6.1 million due to one-time IPO triggered cash bonuses, including payroll taxes, recorded in the fourth quarter of 2016. Net loss for the year ended December 31, 2017 was $25.8 million compared to $20.5 million in the prior year.

Adjusted EBITDA was $38.1 million for the year ended December 31, 2017, a 6.0% increase over Adjusted EBITDA of $36.0 million in the prior year. Adjusted EBITDA Margin remained flat at 31.5%. Adjusted EBITDA plus the cash collected on the Peru construction contract was $46.2 million for the year ended December 31, 2017 compared to $37.3 million in the prior year, an increase of 23.9%.

Net cash provided by operating activities for the year ended December 31, 2017 increased 17.4% to $15.9 million compared to the prior year. Capital expenditures and long-term contract expenditures were $15.9 million for the year ended December 31, 2017 compared to $20.0 million in the prior year.

Fourth Quarter and Full Year 2017 Segment Results

Seven Seas Water

Seven Seas Water revenues of $15.1 million for the fourth quarter of 2017 increased 1.4% from $14.9 million in the prior year period. The increase was mainly due to the inclusion of incremental revenues from our Peru operations acquired in October 2016 and higher revenues in the USVI due to an increase in short-term demand following the hurricanes, partially offset by lower revenues from our BVI plant primarily due to rate adjustments in connection with the August 4, 2017 contract amendment.

Seven Seas Water gross margin of 42.4% for the fourth quarter of 2017 remained flat compared to the prior year period. The gross margin included a decline resulting from the aforementioned BVI contract amendment and an offsetting increase from better-than-expected performance in Peru during the current quarter as a result of operating efficiencies and lower repairs and maintenance expense.

Seven Seas Water SG&A for the fourth quarter of 2017 decreased 8.2% to $7.0 million compared to the prior year period. The decrease was mainly due to lower compensation and benefits expense primarily related to lower discretionary compensation and lower acquisition-related costs which were higher in the prior year period due to costs incurred in connection with the closing of the Peru acquisition.

Net loss for our Seven Seas Water segment was $3.5 million for the three months ended December 31, 2017 as compared to net income of $0.7 million in the prior year period. Adjusted EBITDA of $6.7 million for the fourth quarter of 2017 increased 12.0% over Adjusted EBITDA of $6.0 million in the prior year period. Adjusted EBITDA Margin increased to 44.6% in the fourth quarter of 2017 from 40.3% in the prior year period. Adjusted EBITDA plus cash collected on the Peru construction contract was $8.8 million in the fourth quarter of 2017 compared to $7.4 million in the prior year period, an increase of 19.0%.

For the year ended December 31, 2017, Seven Seas Water revenues were $58.4 million, an increase of 4.5% over the prior year revenues of $55.9 million. Gross margin for the year ended December 31, 2017 decreased 280 basis points to 40.7% from 43.5% in the prior year. Total SG&A expenses for the year ended December 31, 2017 increased $4.1 million to $25.7 million from $21.6 million in the prior year. Net loss for the year ended December 31, 2017 was $11.4 million, compared to a net loss of $3.4 million in the prior year. Adjusted EBITDA of $25.4 million for the year ended December 31, 2017 reflected a 2.9% increase over the prior year Adjusted EBITDA of $24.7 million. Adjusted EBITDA Margin decreased 70 basis points to 43.5% from 44.2% in the prior year. Adjusted EBITDA plus cash collected on the Peru construction contract was $33.5 million for the year ended December 31, 2017 compared to $26.0 million in the prior year period, an increase of 28.7%.

Quench

Quench revenues of $17.2 million for the fourth quarter of 2017 increased 15.4% from $14.9 million in the prior year period. Rental revenues increased 9.7% compared to the prior year period, which was comprised of 7.2% organic growth due to additional units placed under new leases in excess of unit attrition, and 2.4% from acquisitions. Other revenues increased $1.1 million, or 45.3%, compared to the same period of 2016 due to new revenue from the Wellsys acquisition, offset in part by a reduction in customer equipment sales.

Quench gross margin for the fourth quarter of 2017 decreased to 53.2% from 55.0% for the prior year period, primarily due to a decline in higher-margin direct customer equipment sales, and growth of lower-margin businesses, including coffee and Wellsys dealer equipment sales.

Quench SG&A for the fourth quarter of 2017 decreased $6.0 million, or 36.4%, compared to the prior year period.  The decrease was primarily due to IPO triggered compensation and associated payroll taxes of $6.1 million recorded during the fourth quarter of 2016, and a decrease in expenses during 2017 related to the implementation of a new software-as-a-service (“SAAS”) based enterprise resource planning (“ERP”) system, partially offset by higher amortization expense of deferred lease costs related to incremental units placed on lease.

Quench reported a net loss of $2.0 million for the fourth quarter of 2017 compared to a net loss of $9.2 million in the prior year period. Adjusted EBITDA of $4.8 million for the fourth quarter of 2017 increased 30.1%, compared to Adjusted EBITDA of $3.7 million in the prior year period. Adjusted EBITDA Margin increased 310 basis points to 28.0% in the fourth quarter of 2017 from 24.9% in the prior year period.

For the year ended December 31, 2017, Quench reported total revenues of $62.8 million, a $4.6 million, or 7.8%, increase compared to the prior year revenues of $58.2 million. Gross margin for the year ended December 31, 2017 decreased to 53.4% from 54.4% in the prior year. Total SG&A expenses for the year ended December 31, 2017 decreased to $39.4 million from $44.1 million in the prior year. Net loss for the year ended December 31, 2017 was $10.2 million, compared to a net loss of $16.6 million in the prior year. Adjusted EBITDA was $16.7 million for the year ended December 31, 2017, a 25.4% increase from Adjusted EBITDA of $13.3 million for 2016. Adjusted EBITDA Margin increased 370 basis points to 26.5% for the year ended December 31, 2016 from 22.8% in the prior year period.

Corporate and Other

Corporate and Other SG&A for the fourth quarter of 2017 increased to $1.3 million from $0.9 million in the prior year period. The increase was mainly due to an increase in share-based compensation from incremental equity awards granted to certain members of our board of directors throughout 2017, and higher professional fees related to corporate activities.

For the year ended December 31, 2017, Corporate and Other SG&A increased to $4.6 million from $2.5 million in the prior year. The increase was mainly due to an increase in insurance and professional fees, including elevated legal, audit and consulting and advisory costs, since becoming a public company in October of 2016, and in connection with our Sarbanes Oxley implementation efforts and the adoption of the new revenue and lease accounting guidance.  In addition, share-based compensation increased from incremental equity awards granted to certain members of our board of directors in late 2016 and throughout 2017.

2018 Outlook

For the full year 2018 outlook, the Company has incorporated the following transactions:

•	the Quench acquisitions of substantially all of the water assets of Clarus Services, Watermark USA and Wa-2 Water;
•	the agreement to purchase a SWRO desalination plant in Long Island, The Bahamas, which is expected to close in the next two months; and
•	the amendment to the water purchase agreement in St. Maarten effective April 1, 2018.

The impacts of the binding agreement with Abengoa Water to purchase a majority interest in a desalination plant in Accra, Ghana have been not been included in the 2018 outlook due to the pending conditions precedent.

In addition and as previously disclosed in our quarterly filings, the Company will adopt effective January 1, 2018 the new revenue recognition accounting standards. While the adoption will not have an impact on our cash flows generated from our existing contracts, our project fundamentals or the internal rate of return generated on our projects, the new accounting standards will have an impact on our reported financial results.

The contracts most significantly impacted include contracts accounted for as service concession arrangements within our Seven Seas Water segment. For those contracts, we have concluded that the timing of the revenue recognition for the portion of revenue associated with the construction obligations will change from being recognized ratably over the contract period, which is aligned with cash receipts, to being recognized over the construction period, which generally occurs in the beginning of the contract term. This change will create a separation between the timing of recognizing revenue and the timing of collecting cash from the customer. Revenues associated with our operating and maintenance (“O&M”) obligations will continue to be recognized ratably over the term of the contract as presented today. Another significant change to our financial results related to the adoption is the classification of interest income on financed customer receivables. Historically, the Company has recorded interest income on customer receivables within Other Income. As the Company has concluded that providing financing to customers is an ordinary activity, the interest income will now be classified within revenues as financing income and will be included in Adjusted EBITDA.

We also expect the adoption to have an impact on cost of revenues, gross profit margin and SG&A as a result of either reclassification or timing of recognition of certain costs.  In addition, Adjusted EBITDA and Adjusted EBITDA plus the cash collected on the Peru construction contract will be impacted as a result of the change in timing of the recognition of revenue and the reclassification of interest income to revenues.

While the Company plans to provide a complete update on the effects of the new revenue recognition accounting standard on both prior and projected results during March through a separately scheduled investor education session, the Company has provided the full year 2018 outlook under the standards in effect through December 31, 2017, as well as in effect from January 1, 2018. For the full year 2018, the Company currently expects to achieve the following financial results:

	Accounting standards in effect through December 31, 2017	Accounting standards in effect from January 1, 2018
Revenues	$131 million - $136 million	$131 million - $136 million
Adjusted EBITDA	$40 million - $45 million	$42 million - $47 million
Cash / Principal collected on the Peru construction contract	$8.1 million	$4.9 million
Adjusted EBITDA plus cash / principal collected on the Peru construction contract	$48 million - $53 million	$47 million - $52 million

The above statements are based on current expectations and supersede previously provided guidance. These statements are forward-looking, and actual results may differ materially. We do not provide GAAP financial measures on a forward-looking basis because we are unable to predict with reasonable certainty the ultimate outcome of unusual gains and losses, acquisition-related expenses and purchase accounting fair value adjustments, among other factors, without unreasonable effort. These items are uncertain, depend on various factors, and could be material to our results computed in accordance with GAAP.

About AquaVenture

AquaVenture is a multinational provider of WAASTM solutions that provide customers a reliable and cost-effective source of clean drinking and process water primarily under long-term contracts that minimize capital investment by the customer. AquaVenture is composed of two operating platforms: Quench, a U.S.-based provider of Point-of-Use, or POU, filtered water systems and related services to approximately 40,000 institutional and commercial customers; and Seven Seas Water, a multinational provider of desalination and wastewater treatment solutions, providing more than 8.5 billion gallons of potable, high purity industrial grade and ultra-pure water per year to governmental, municipal, industrial and hospitality customers.

Conference Call and Webcast Information

AquaVenture will host an investor conference call on Thursday, March 1, 2018 at 8:00 a.m. EDT. Prior to the conference call, AquaVenture will post an investor presentation on the Investor Relations section of the Company’s website, www.aquaventure.com. Interested parties are invited to listen to the conference call by dialing 1-877-407-0789, or, for international callers, 1-201-689-8562 and ask for the AquaVenture conference call. Replays of the entire call will be available through March 8, 2018 at 1-844-512-2921, or, for international callers, at 1-412-317-6671, conference ID #13676370. A webcast of the conference call will also be available through the Investor Relations section of the Company’s website, www.aquaventure.com. A copy of this press release is also available on the Company’s website.

Safe Harbor Statement

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including, without limitation, statements relating to AquaVenture’s strategic focus; its forecast of full-year 2018 financial results; expectations regarding future business development and acquisition activities; its expectations regarding performance, growth, cash flows and margins from recently completed acquisitions; its expected margins and the impacts thereon from various customer contracts; the impacts on operating results of the timing, size and accounting treatment of acquisitions; AquaVenture’s ability to complete the proposed acquisitions on the terms or in the timeframes currently expected; expected purchase price adjustments; the ability of the conditions to closing to be satisfied or waived; and AquaVenture’s ability to successfully negotiate the purchase of the remaining 44% economic interest in BDDG, constitute forward-looking statements. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors detailed in AquaVenture’s filings with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, AquaVenture’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. AquaVenture is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	December 31,	December 31,
	2017	2016
ASSETS
Current Assets:
Cash and cash equivalents	$118,090	$95,334
Restricted cash	—	166
Trade receivables, net of allowances of $1,045 and $1,166, respectively	19,593	15,473
Inventory	8,228	6,246
Prepaid expenses and other current assets	8,789	6,401
Total current assets	154,700	123,620
Property, plant and equipment, net	112,771	116,092
Construction in progress	10,437	9,398
Long-term contract costs	80,865	87,512
Restricted cash	4,269	5,895
Other assets	39,815	44,311
Deferred tax asset	—	515
Intangible assets, net	52,298	51,330
Goodwill	99,495	98,023
Total assets	$554,650	$536,696
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$3,508	$3,880
Accrued liabilities	12,837	13,075
Current portion of long-term debt	6,483	27,963
Deferred revenue	2,454	2,820
Total current liabilities	25,282	47,738
Long-term debt	167,772	115,753
Deferred tax liability	5,700	2,874
Other long-term liabilities	3,749	2,825
Total liabilities	202,503	169,190
Commitments and contingencies
Shareholders' Equity
Ordinary shares, no par value, 250,000 shares authorized; 26,482 and 26,388 shares issued and outstanding at December 31, 2017 and December 31, 2016, respectively	—	—
Additional paid-in capital	568,593	558,141
Accumulated other comprehensive income	(17)	—
Accumulated deficit	(216,429)	(190,635)
Total shareholders' equity	352,147	367,506
Total liabilities and shareholders' equity	$554,650	$536,696

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS)

	Year Ended December 31,
	2017	2016	2015

Revenues:
Bulk water	$58,358	$55,861	$47,444
Rental	52,997	48,699	44,654
Other	9,796	9,540	8,237
Total revenues	121,151	114,100	100,335
Cost of revenues:
Bulk water	34,617	31,557	29,090
Rental	23,484	21,437	20,210
Other	5,779	5,142	4,190
Total cost of revenues	63,880	58,136	53,490
Gross profit	57,271	55,964	46,845
Selling, general and administrative expenses	69,648	68,159	49,437
Goodwill impairment	—	—	27,353
Loss from operations	(12,377)	(12,195)	(29,945)
Other expense:
Gain on bargain purchase, net of deferred taxes	—	1,429	—
Interest expense, net	(7,945)	(10,550)	(8,507)
Other expense, net	(1,850)	1,299	(364)
Loss before income tax expense	(22,172)	(20,017)	(38,816)
Income tax expense	3,622	455	2,973
Net loss	(25,794)	(20,472)	(41,789)
Other comprehensive income:
Foreign currency translation adjustment	(17)	—	—
Comprehensive loss	$(25,811)	$(20,472)	$(41,789)

Loss per share – basic and diluted(1)	$(0.98)	$(0.28)

Weighted-average shares outstanding – basic and diluted(1)	26,426	25,784

(1) Represents loss per share and weighted-average shares outstanding for the period following the corporate reorganization and initial public offering.  There were no ordinary shares outstanding prior to October 6, 2016 and, therefore, no loss per share information has been presented for any period prior to that date.

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

	Year Ended December 31,
	2017	2016	2015
Cash flows from operating activities:
Net loss	$(25,794)	$(20,472)	$(41,789)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	32,395	30,116	24,142
Share-based compensation expense	12,120	4,015	3,311
Provision for bad debts	605	1,044	552
Deferred income tax provision	1,669	254	2,703
Inventory adjustment	89	(23)	176
Loss on extinguishment of debt	1,389	(1,610)	—
Gain on bargain purchase, net of deferred taxes	—	(1,429)	—
Loss on disposal of assets	1,468	1,246	822
Amortization of debt financing fees	878	816	674
Accretion of debt	60	333	259
Goodwill impairment	—	—	27,353
Other	49	(53)	5
Change in operating assets and liabilities:
Trade receivables	(4,301)	(681)	(3,640)
Inventory	(1,219)	(450)	(568)
Prepaid expenses and other current assets	(710)	270	(3,718)
Other assets	(2,684)	(2,283)	(1,928)
Current liabilities	(996)	1,325	622
Long-term liabilities	901	1,139	630
Net cash provided by operating activities	15,919	13,557	9,606
Cash flows from investing activities:
Capital expenditures	(14,460)	(18,086)	(21,350)
Long-term contract expenditures	(1,452)	(1,933)	(1,611)
Net cash paid for acquisition of assets or business	(9,921)	(45,875)	(39,172)
Principal collected on note receivable	4,514	717	—
Other	22	3	9
Net cash used in investing activities	(21,297)	(65,174)	(62,124)
Cash flows from financing activities:
Proceeds from long-term debt	150,000	23,675	20,000
Payments of long-term debt	(118,205)	(17,517)	(12,617)
Payment of debt financing fees	(3,677)	(340)	(775)
Payments related to debt extinguishment	(433)	—	—
Payment of acquisition contingent consideration	—	(864)	(932)
Proceeds from exercise of stock options	73	2	43
Proceeds from issuance of Class B shares	—	—	31,626
Shares withheld to cover minimum tax withholdings on equity awards	(455)	—	—
Proceeds from the issuance of Employee Stock Purchase Plan shares	204	—	—
Net proceeds (costs) from issuance of Ordinary shares in IPO	(1,169)	123,030	—
Net cash provided by financing activities	26,338	127,986	37,345
Effect of exchange rates on cash, cash equivalents and restricted cash	4	—	—
Change in cash, cash equivalents and restricted cash	20,964	76,369	(15,173)
Cash, cash equivalents and restricted cash at beginning of period	101,395	25,026	40,199
Cash, cash equivalents and restricted cash at end of period	$122,359	$101,395	$25,026

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - SEGMENT DATA

(IN THOUSANDS)

	Three Months Ended December 31, 2017
	Seven Seas		Corporate
	Water	Quench	& Other	Total
Revenues:
Bulk water	$15,120	$—	$—	$15,120
Rental	—	13,759	—	13,759
Other	—	3,478	—	3,478
Total revenues	15,120	17,237	—	32,357
Gross profit:
Bulk water	6,406	—	—	6,406
Rental	—	7,783	—	7,783
Other	—	1,391	—	1,391
Total gross profit	6,406	9,174	—	15,580
Selling, general and administrative expenses	6,966	10,412	1,306	18,684
Loss from operations	(560)	(1,238)	(1,306)	(3,104)
Other (expense) income, net	(1,942)	(772)	221	(2,493)
Loss before income tax expense	(2,502)	(2,010)	(1,085)	(5,597)
Income tax expense (benefit)	1,003	(26)	—	977
Net loss	$(3,505)	$(1,984)	$(1,085)	$(6,574)

	Three Months Ended December 31, 2016
	Seven Seas		Corporate
	Water	Quench	& Other	Total
Revenues:
Bulk water	$14,910	$—	$—	$14,910
Rental	—	12,546	—	12,546
Other	—	2,393	—	2,393
Total revenues	14,910	14,939	—	29,849
Gross profit:
Bulk water	6,329	—	—	6,329
Rental	—	7,098	—	7,098
Other	—	1,114	—	1,114
Total gross profit	6,329	8,212	—	14,541
Selling, general and administrative expenses	7,587	16,374	934	24,895
Loss from operations	(1,258)	(8,162)	(934)	(10,354)
Other (expense) income, net	(184)	(1,080)	1,894	630
Income (loss) before income tax expense	(1,442)	(9,242)	960	(9,724)
Income tax benefit	(2,178)	—	—	(2,178)
Net income (loss)	$736	$(9,242)	$960	$(7,546)

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - SEGMENT DATA

(IN THOUSANDS)

	Year Ended December 31, 2017
	Seven Seas		Corporate
	Water	Quench	& Other	Total
Revenues:
Bulk water	$58,358	$—	$—	$58,358
Rental	—	52,997	—	52,997
Other	—	9,796	—	9,796
Total revenues	58,358	62,793	—	121,151
Gross profit:
Bulk water	23,741	—	—	23,741
Rental	—	29,513	—	29,513
Other	—	4,017	—	4,017
Total gross profit	23,741	33,530	—	57,271
Selling, general and administrative expenses	25,658	39,400	4,590	69,648
Loss from operations	(1,917)	(5,870)	(4,590)	(12,377)
Other (expense) income, net	(6,081)	(4,167)	453	(9,795)
Loss before income tax expense	(7,998)	(10,037)	(4,137)	(22,172)
Income tax expense	3,427	195	—	3,622
Net loss	$(11,425)	$(10,232)	$(4,137)	$(25,794)

	Year Ended December 31, 2016
	Seven Seas		Corporate
	Water	Quench	& Other	Total
Revenues:
Bulk water	$55,861	$—	$—	$55,861
Rental	—	48,699	—	48,699
Other	—	9,540	—	9,540
Total revenues	55,861	58,239	—	114,100
Gross profit:
Bulk water	24,304	—	—	24,304
Rental	—	27,262	—	27,262
Other	—	4,398	—	4,398
Total gross profit	24,304	31,660	—	55,964
Selling, general and administrative expenses	21,590	44,092	2,477	68,159
Income (loss) from operations	2,714	(12,432)	(2,477)	(12,195)
Other (expense) income, net	(5,612)	(4,145)	1,935	(7,822)
Loss before income tax expense	(2,898)	(16,577)	(542)	(20,017)
Income tax expense	455	—		455
Net loss	$(3,353)	$(16,577)	$(542)	$(20,472)

AQUAVENTURE HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED KEY METRICS

(IN THOUSANDS)

Management uses key metrics for internal reporting and forecasting purposes, when publicly providing its business outlook, to evaluate the Company’s performance and to evaluate and compensate the Company’s executives.  The Company has provided these metrics because it understands that some investors and financial analysts find this information helpful in analyzing the Company’s financial results and comparing the Company’s financial performance to that of its peer companies and competitors.

NON-GAAP FINANCIAL MEASURES

Among the key metrics are non-GAAP financial measures.  The Company has provided non-GAAP financial measures in addition to GAAP financial results because it believes that these non-GAAP financial measures provide useful information to certain investors and financial analysts for comparisons across accounting periods not influenced by certain non-cash items that are not used by management when evaluating the Company’s historical and prospective financial performance.

Adjusted EBITDA

Adjusted EBITDA, a non‑GAAP financial measure, is defined as earnings (loss) before net interest expense, income taxes, depreciation and amortization as well as adjusting for the following items: share‑based compensation expense, gain or loss on disposal of assets, acquisition‑related expenses, goodwill impairment charges, changes in deferred revenue related to our bulk water business, ERP system implementation charges for a SaaS solution, initial public offering costs, gains (losses) on extinguishment of debt, IPO triggered compensation, gains on bargain purchases and certain adjustments recorded in connection with purchase accounting for acquisitions.  Adjusted EBITDA should not be considered a measure of financial performance under GAAP. Management believes that the use of Adjusted EBITDA, which is used by management as a key metric to assess performance, provides consistency and comparability with our past financial performance, and facilitates period‑to‑period comparisons of operations. Management believes that it is useful to exclude certain charges, such as depreciation and amortization, and non‑core operational charges, from Adjusted EBITDA because (1) the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and (2) such expenses can vary significantly between periods.

Adjusted EBITDA Margin

Adjusted EBITDA Margin, a non-GAAP financial measure, is defined as Adjusted EBITDA as a percentage of revenue.

A reconciliation of our GAAP net loss to Adjusted EBITDA, for the periods presented is shown below:

	Three Months Ended December 31, 2017
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Net loss	$(3,505)	$(1,984)	$(1,085)	$(6,574)
Depreciation and amortization	4,282	4,282	—	8,564
Interest expense (income), net	1,819	773	(221)	2,371
Income tax expense (benefit)	1,003	(26)	—	977
Share-based compensation expense	1,966	863	239	3,068
Loss on disposal of assets	3	581	—	584
Acquisition-related expenses	965	10	—	975
Changes in deferred revenue related to our bulk water business	204	—	—	204
ERP implementation charges for a SAAS solution	—	332	—	332
Adjusted EBITDA	$6,737	$4,831	$(1,067)	$10,501

Adjusted EBITDA Margin	44.6%	28.0%	—%	32.5%

	Three Months Ended December 31, 2016
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Net income (loss)	$736	$(9,242)	$960	$(7,546)
Depreciation and amortization	4,272	3,381	—	7,653
Interest expense (income), net	1,436	1,080	(197)	2,319
Income tax benefit	(2,178)	—	—	(2,178)
Share-based compensation expense	1,709	830	21	2,560
Loss on disposal of assets	1	306	—	307
Acquisition-related expenses	1,182	—	—	1,182
Gain on bargain purchase, net of deferred taxes	(1,429)	—	—	(1,429)
Changes in deferred revenue related to our bulk water business	285	—	—	285
ERP implementation charges for a SAAS solution	—	1,272	—	1,272
IPO triggered compensation	—	6,087		6,087
Gain on debt extinguishment	—	—	(1,610)	(1,610)
Adjusted EBITDA	$6,014	$3,714	$(826)	$8,902

Adjusted EBITDA Margin	40.3%	24.9%	—%	29.8%

A reconciliation of our GAAP net loss to Adjusted EBITDA, for the periods presented is shown below:

	Year Ended December 31, 2017
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Net loss	$(11,425)	$(10,232)	$(4,137)	$(25,794)
Depreciation and amortization	17,053	15,342	—	32,395
Interest expense, net	4,799	3,599	(453)	7,945
Income tax expense	3,427	195	—	3,622
Share-based compensation expense	8,050	3,391	679	12,120
Loss (gain) on disposal of assets	(19)	1,487	—	1,468
Acquisition-related expenses	1,766	149	—	1,915
Changes in deferred revenue related to our bulk water business	901	—	—	901
ERP implementation charges for a SAAS solution	—	2,152	—	2,152
Loss on debt extinguishment	820	569	—	1,389
Adjusted EBITDA	$25,372	$16,652	$(3,911)	$38,113

Adjusted EBITDA Margin	43.5%	26.5%	—%	31.5%

	Year Ended December 31, 2016
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Net loss	$(3,353)	$(16,577)	$(542)	$(20,472)
Depreciation and amortization	16,543	13,573	—	30,116
Interest expense (income), net	6,633	4,145	(228)	10,550
Income tax expense	455	—	—	455
Share-based compensation expense	2,552	1,431	32	4,015
Loss on disposal of assets	7	1,239	—	1,246
Acquisition-related expenses	2,117	—	—	2,117
Gain on bargain purchase	(1,429)	—	—	(1,429)
Initial public offering costs	—	—	367	367
Changes in deferred revenue related to our bulk water business	1,140	—	—	1,140
ERP implementation charges for a SAAS solution	—	3,381	—	3,381
IPO triggered compensation	—	6,087	—	6,087
Gain on debt extinguishment	—	—	(1,610)	(1,610)
Adjusted EBITDA	$24,665	$13,279	$(1,981)	$35,963

Adjusted EBITDA Margin	44.2%	22.8%	—%	31.5%

KEY METRICS

Cash collected on the Peru construction contract

As part of our Peru acquisition, we acquired the rights to a design and construction contract for the construction of a desalination plant and related infrastructure. Pursuant to contract, we are entitled to receive monthly installment payments that continue until 2024 and are guaranteed by a major shareholder of the customer.  Due to the manner in which this contractual arrangement is structured, these payments are accounted for as a note receivable.  As a result of this accounting treatment, which differs from existing contracts in our Seven Seas Water business, the cash collected on the Peru construction contract is not recognized as revenue in our consolidated financial statements, and therefore is not included in Adjusted EBITDA or in determining Adjusted EBITDA Margin.

	Three Months Ended December 31, 2017
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Cash collected on the Peru construction contract	$2,027	$—	$—	$2,027

	Three Months Ended December 31, 2016
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Cash collected on the Peru construction contract	$1,351	$—	$—	$1,351

	Year Ended December 31, 2017
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Cash collected on the Peru construction contract	$8,105	$—	$—	$8,105

	Year Ended December 31, 2016
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Cash collected on the Peru construction contract	$1,351	$—	$—	$1,351

Adjusted EBITDA plus Cash collected on the Peru construction contract

We understand that many in the investment community combine our Adjusted EBITDA and the cash we collect from the design and construction contract for purposes of reviewing and analyzing our financial results.  Our management and board of directors also use this combination in evaluating our performance (including in measuring performance for a portion of the compensation of our executive officers) because they believe it is helpful in better understanding the cash generated from our Seven Seas Water business.  In this regard, and for the sake of clarity and convenience, the combination of our Adjusted EBITDA and the cash collected on the Peru construction contract is presented.

	Three Months Ended December 31, 2017
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Adjusted EBITDA plus cash collected on the Peru construction contract	$8,764	$4,831	$(1,067)	$12,528

	Three Months Ended December 31, 2016
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Adjusted EBITDA plus cash collected on the Peru construction contract	$7,365	$3,714	$(826)	$10,253

	Year Ended December 31, 2017
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Adjusted EBITDA plus cash collected on the Peru construction contract	$33,477	$16,652	$(3,911)	$46,218

	Year Ended December 31, 2016
	Seven Seas		Corporate
	Water	Quench	& Other	Total
	(in thousands)
Adjusted EBITDA plus cash collected on the Peru construction contract	$26,016	$13,279	$(1,981)	$37,314